Exhibit 99.1

Selective Reports First Quarter 2024 Results

Net Income of $1.31 per Diluted Common Share and Non-GAAP Operating Income1 of $1.33 per
Diluted Common Share

Return on Common Equity ("ROE") of 11.5% and Non-GAAP Operating ROE1 of 11.7%

Selective’s Quarterly Analyst Conference Call to be Held at 8:00 AM ET, on Thursday, May 2, 2024

In the first quarter of 2024:

•Net premiums written ("NPW") increased 16% compared to the first quarter of 2023;
•The GAAP combined ratio was 98.2%, compared to 95.7% in the first quarter of 2023;
•Commercial Lines renewal pure price increases averaged 7.6%, up 0.6 points from 7.0% in the first quarter of 2023;
•After-tax net investment income was $86 million, up 17% compared to the first quarter of 2023;
•Book value per common share was $46.17, up 2% from last quarter; and
•Adjusted book value per common share¹ was $50.97, up 2% from last quarter.

Branchville, NJ - May 1, 2024 - Selective Insurance Group, Inc. (NASDAQ: SIGI) reported financial results for the first quarter ended March 31, 2024, with net income per diluted common share of $1.31 and non-GAAP operating income1 per diluted common share of $1.33.

For the quarter, Selective reported a combined ratio of 98.2%, including 3.3 points of unfavorable prior year casualty reserve development and 5.3 points of catastrophe losses. NPW grew 16% from a year ago, with strong top-line growth across all three insurance segments. After-tax net investment income was $86 million, up 17% from a year ago. Non-GAAP operating ROE1 was 11.7%.

“Our organization is committed to disciplined underwriting and enterprise risk management. Our detailed planning and reserving, specific underwriting and pricing actions, and results monitoring process allow us to quickly identify and respond to risks, opportunities, and trends. This positions us as a stable market for our customers and distribution partners,” said John J. Marchioni, Chairman, President and Chief Executive Officer.

“During the quarter, we strengthened general liability reserves for recent accident years due to increased severities. We primarily attribute the elevated and uncertain loss trends to the impacts of social inflation, which we have discussed in recent quarters. Our fundamentals remain strong with a profitable combined ratio, average renewal pure price increase of 8.1%, and double-digit operating ROE in the quarter.”

“Our strong financial position allows us to continue executing profitable growth strategies across our insurance segments. We successfully launched Standard Commercial Lines in Maine and West Virginia in early April, and we expect Nevada, Washington, and Oregon to follow later this year. We believe our prospects for profitable growth within our existing appetite and operating states are excellent, complemented by continued geographic expansion,” concluded Mr. Marchioni.

Operating Highlights

Consolidated Financial Results	Quarter ended March 31,			Change
$ and shares in millions, except per share data	2024		2023
Net premiums written	$1,156.6		999.8	16%
Net premiums earned	1,050.9		902.3	16
Net investment income earned	107.8		91.5	18
Net realized and unrealized gains (losses), pre-tax	(1.6)		3.3	(149)
Total revenues	1,165.0		999.8	17
Net underwriting income (loss), after-tax	15.0		31.0	(51)
Net investment income, after-tax	85.6		73.1	17
Net income available to common stockholders	80.2		90.3	(11)
Non-GAAP operating income[1]	81.5		87.6	(7)
Combined ratio	98.2%		95.7	2.5	pts
Loss and loss expense ratio	67.0		62.9	4.1
Underwriting expense ratio	30.9		32.6	(1.7)
Dividends to policyholders ratio	0.3		0.2	0.1
Net catastrophe losses	5.3	pts	6.1	(0.8)
Non-catastrophe property losses and loss expenses	16.3		16.4	(0.1)
(Favorable) unfavorable prior year reserve development on casualty lines	3.3		(1.4)	4.7
Net income available to common stockholders per diluted common share	$1.31		1.48	(11)%
Non-GAAP operating income per diluted common share[1]	1.33		1.44	(8)
Weighted average diluted common shares	61.2		60.9	1
Book value per common share	$46.17		40.82	13
Adjusted book value per common share[1]	50.97		46.61	9

Overall Insurance Operations

For the first quarter, overall NPW increased 16%, or $157 million, from a year ago, reflecting new business growth and effective management of our renewal portfolio. Average renewal pure price increased 8.1%, up 1.5 points from a year ago, with stable retention and increased exposure. Selective's 98.2% combined ratio in the quarter deteriorated 2.5 points from a year ago, primarily due to prior year casualty reserve development, partially offset by an improved expense ratio and lower catastrophe losses. Net unfavorable prior year casualty reserve development totaled $35 million, increasing the combined ratio by 3.3 points. A year ago, prior year casualty reserve development was a favorable $13 million, reducing the combined ratio by 1.4 points. The combined ratio, excluding net catastrophe losses and prior year reserve development on casualty lines, was 89.6%, 1.4 points better than a year ago.

Overall, our insurance segments contributed 2.2 points of ROE in the first quarter of 2024.

Standard Commercial Lines Segment

For the first quarter, Standard Commercial Lines premiums (representing 80% of total NPW) grew 15% from a year ago. The premium growth reflected average renewal pure price increases of 7.6%, new business growth of 17%, strong exposure growth, and stable retention of 86%. The first quarter combined ratio was 98.8%, up 4.1 points compared to a year ago, primarily due to prior year casualty reserve development, partially offset by an improved expense ratio and lower catastrophe losses.

Prior year casualty reserve development in the quarter was an unfavorable $35 million, or 4.2 points, compared to $10 million, or 1.4 points, of favorable development a year ago. This quarter's prior year casualty reserve development included unfavorable general liability development of $50 million, primarily from increased severities in accident years 2020 through 2023, and favorable workers compensation development of $15 million. A year ago, workers compensation was the source of the favorable prior year casualty reserve development.

The following table shows the variances relative to the 94.7% combined ratio a year ago:

Standard Commercial Lines Segment	Quarter ended March 31,			Change
$ in millions	2024		2023
Net premiums written	$931.7		813.3	15%
Net premiums earned	834.1		731.6	14
Combined ratio	98.8%		94.7	4.1	pts
Loss and loss expense ratio	66.7		61.2	5.5
Underwriting expense ratio	31.7		33.3	(1.6)
Dividends to policyholders ratio	0.4		0.2	0.2
Net catastrophe losses	4.6	pts	4.8	(0.2)
Non-catastrophe property losses and loss expenses	13.8		14.4	(0.6)
(Favorable) unfavorable prior year reserve development on casualty lines	4.2		(1.4)	5.6

Standard Personal Lines Segment

For the first quarter, Standard Personal Lines premiums (representing 9% of total NPW) increased 17% from a year ago due to renewal pure price increases of 14.3% and higher average policy sizes. Retention was 83%, down 4 points from a year ago, and new business decreased 19% due to deliberate actions as part of our profit improvement plan. The first quarter 2024 combined ratio improved by 10.9 points to 105.1%, including 11.4 points of catastrophe losses.

The following table shows the variances relative to the 116.0% combined ratio a year ago:

Standard Personal Lines Segment	Quarter ended March 31,			Change
$ in millions	2024		2023
Net premiums written	$99.9		85.3	17%
Net premiums earned	103.8		81.9	27
Combined ratio	105.1%		116.0	(10.9)	pts
Loss and loss expense ratio	81.2		89.4	(8.2)
Underwriting expense ratio	23.9		26.6	(2.7)
Net catastrophe losses	11.4	pts	17.9	(6.5)
Non-catastrophe property losses and loss expenses	40.3		41.3	(1.0)
Unfavorable prior year reserve development on casualty lines	—		2.4	(2.4)

Excess and Surplus Lines Segment

For the first quarter, Excess and Surplus Lines premiums (representing 11% of total NPW) increased 24% compared to the prior-year period, driven by new business growth of 57% and average renewal pure price increases of 5.2%. The first quarter 2024 combined ratio was 87.6%, up 2.6 points compared to a year ago.

The following table shows the variances relative to the 85.0% combined ratio a year ago:

Excess and Surplus Lines Segment	Quarter ended March 31,			Change
$ in millions	2024		2023
Net premiums written	$125.0		101.2	24%
Net premiums earned	113.0		88.9	27
Combined ratio	87.6%		85.0	2.6	pts
Loss and loss expense ratio	56.7		52.8	3.9
Underwriting expense ratio	30.9		32.2	(1.3)
Net catastrophe losses	4.3	pts	6.3	(2.0)
Non-catastrophe property losses and loss expenses	12.6		10.1	2.5
(Favorable) prior year reserve development on casualty lines	—		(5.6)	5.6

Investments Segment

For the first quarter, after-tax net investment income of $86 million was up 17% from a year ago. Similarly, pre-tax investment income from the fixed income securities portfolio increased 17% compared to the first quarter of 2023. For the quarter, the after-tax income yield averaged 3.9% for the overall portfolio and 4.0% for the fixed income securities portfolio. With the increased portfolio yield and invested assets per dollar of common stockholders' equity of $3.12 as of March 31, 2024, the Investments segment generated 12.3 points of non-GAAP operating ROE in the quarter.

Investments Segment	Quarter ended March 31,		Change
$ in millions, except per share data	2024	2023
Net investment income earned, after-tax	$85.6	73.1	17%
Net investment income per common share	1.40	1.20	17
Effective tax rate	20.6%	20.2	0.4	pts
Average yields:
Portfolio:
Pre-tax	4.9	4.6	0.3
After-tax	3.9	3.7	0.2
Fixed income securities:
Pre-tax	5.0%	4.7	0.3	pts
After-tax	4.0	3.8	0.2
Annualized ROE contribution	12.3	12.2	0.1

Balance Sheet

$ in millions, except per share data	March 31, 2024	December 31, 2023	Change
Total assets	$12,056.1	11,802.5	2%
Total investments	8,745.7	8,693.7	1
Long-term debt	503.3	503.9	—
Stockholders’ equity	3,006.5	2,954.4	2
Common stockholders' equity	2,806.5	2,754.4	2
Invested assets per dollar of common stockholders’ equity	3.12	3.16	(1)
Net premiums written to policyholders' surplus	1.55	1.51	3
Book value per common share	46.17	45.42	2
Adjusted book value per common share[1]	50.97	50.03	2
Debt to total capitalization	14.3%	14.6%	(0.3)	pts

Book value per common share increased by $0.75, or 2% during the quarter. The increase was primarily attributable to $1.31 of net income per diluted common share, partially offset by a $0.22 increase in after-tax net unrealized losses on our fixed income securities portfolio and $0.35 in common stock dividends paid to shareholders. The increase in after-tax net unrealized losses on our fixed income securities portfolio primarily related to rising interest rates in the first quarter. During the first quarter, the Company did not repurchase any shares of common stock. Capacity under the existing repurchase authorization was $84.2 million as of March 31, 2024.

Selective's Board of Directors declared:

•    A quarterly cash dividend on common stock of $0.35 per common share that is payable June 3, 2024, to holders of record on May 15, 2024; and
•    A quarterly cash dividend of $287.50 per share on our 4.60% Non-Cumulative Preferred Stock, Series B (equivalent to $0.28750 per depositary share) payable on June 17, 2024, to holders of record as of June 3, 2024.

Guidance
For 2024, we increased our expectation for the GAAP combined ratio reflecting unfavorable prior year casualty reserve development and current year loss cost increases in the first quarter, while maintaining other full-year expectations as follows:

•A GAAP combined ratio of 96.5%, up from prior guidance of 95.5%, including net catastrophe losses of 5.0 points. Our combined ratio estimate assumes no additional prior year casualty reserve development;
•After-tax net investment income of $360 million that includes after-tax net investment income from alternative investments of $32 million;

•An overall effective tax rate of approximately 21.0%, which assumes an effective tax rate of 20.5% for net investment income and 21% for all other items; and
•Weighted average shares of 61.5 million on a fully diluted basis.

The supplemental investor package, with financial information not included in this press release, is available on the Investors page of Selective’s website at www.Selective.com.

For scheduling reasons, Selective’s quarterly analyst conference call has been brought forward and will now be simulcast at 8:00 AM ET, on Thursday, May 2, 2024, on www.Selective.com. The webcast will be available for rebroadcast until the close of business on May 31, 2024. Moving forward, the Company intends to continue to hold earnings calls before the U.S. stock markets open.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. (Nasdaq: SIGI) is a holding company for 10 property and casualty insurance companies rated "A+" (Superior) by AM Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks and flood insurance through the National Flood Insurance Program's Write Your Own Program. Selective's unique position as both a leading insurance group and an employer of choice is recognized in a wide variety of awards and honors, including listing in Forbes Best Midsize Employers in 2024 and certification as a Great Place to Work® in 2024 for the fifth consecutive year. For more information about Selective, visit www.Selective.com.

1Reconciliation of Net Income Available to Common Stockholders to Non-GAAP Operating Income and Certain Other Non-GAAP Measures
Non-GAAP operating income, non-GAAP operating income per diluted common share, and non-GAAP operating return on common equity differ from net income available to common stockholders, net income available to common stockholders per diluted common share, and return on common equity, respectively, by the exclusion of after-tax net realized and unrealized gains and losses on investments included in net income. Adjusted book value per common share differs from book value per common share by excluding total after-tax unrealized gains and losses on investments included in accumulated other comprehensive (loss) income. These non-GAAP measures are used as important financial measures by management, analysts, and investors, because the timing of realized and unrealized investment gains and losses on securities in any given period is largely discretionary. In addition, net realized and unrealized gains and losses on investments could distort the analysis of trends. These operating measurements are not intended to be a substitute for net income available to common stockholders, net income available to common stockholders per diluted common share, return on common equity, and book value per common share prepared in accordance with U.S. generally accepted accounting principles (GAAP). Reconciliations of net income available to common stockholders, net income available to common stockholders per diluted common share, return on common equity, and book value per common share to non-GAAP operating income, non-GAAP operating income per diluted common share, non-GAAP operating return on common equity, and adjusted book value per common share, respectively, are provided in the tables below.

Note: All amounts included in this release exclude intercompany transactions.

Reconciliation of Net Income Available to Common Stockholders to Non-GAAP Operating Income

$ in millions	Quarter ended March 31,
	2024	2023
Net income available to common stockholders	$80.2	90.3
Net realized and unrealized investment (gains) losses included in net income, before tax	1.6	(3.3)
Tax on reconciling items	(0.3)	0.7
Non-GAAP operating income	$81.5	87.6

Reconciliation of Net Income Available to Common Stockholders per Diluted Common Share to Non-GAAP Operating Income per Diluted Common Share

	Quarter ended March 31,
	2024	2023
Net income available to common stockholders per diluted common share	$1.31	1.48
Net realized and unrealized investment (gains) losses included in net income, before tax	0.03	(0.05)
Tax on reconciling items	(0.01)	0.01
Non-GAAP operating income per diluted common share	$1.33	1.44

Reconciliation of Return on Common Equity to Non-GAAP Operating Return on Common Equity

	Quarter ended March 31,
	2024	2023
Return on Common Equity	11.5%	15.1
Net realized and unrealized investment (gains) losses included in net income, before tax	0.2	(0.6)
Tax on reconciling items	—	0.1
Non-GAAP Operating Return on Common Equity	11.7%	14.6

Reconciliation of Book Value per Common Share to Adjusted Book Value per Common Share

	Quarter ended March 31,
	2024	2023
Book value per common share	$46.17	40.82
Total unrealized investment (gains) losses included in accumulated other comprehensive (loss) income, before tax	6.08	7.32
Tax on reconciling items	(1.28)	(1.53)
Adjusted book value per common share	50.97	46.61

Note: Amounts in the tables above may not foot due to rounding.

Forward-Looking Statements

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a forward-looking statement safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements discuss our intentions, beliefs, projections, estimations, or forecasts of future events and financial performance. They involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, activity levels, or performance to materially differ from those in or implied by the forward-looking statements. In some cases, forward-looking statements include the words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” “continue,” or comparable terms. Our forward-looking statements are only predictions; we cannot guarantee or assure that such expectations will prove correct. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, except as may be required by law.

Factors that could cause our actual results to differ materially from what we project, forecast, or estimate in forward-looking statements include, without limitation:
•Challenging conditions in the economy, global capital markets, the banking sector, and commercial real estate, including prolonged higher inflation, could increase loss costs and negatively impact investment portfolios;
•Deterioration in the public debt, public equity, or private investment markets that could lead to investment losses and interest rate fluctuations;
•Ratings downgrades on individual securities we own could affect investment values and, therefore, statutory surplus;
•The adequacy of our loss reserves and loss expense reserves;
•Frequency and severity of catastrophic events, including natural events that may be impacted by climate change, such as hurricanes, severe convective storms, tornadoes, windstorms, earthquakes, hail, severe winter weather, floods, and fires, and man-made events such as criminal and terrorist acts, including cyber-attacks, explosions, and civil unrest;
•Adverse market, governmental, regulatory, legal, political, or judicial conditions or actions, including social inflation;
•The significant geographic concentration of our business in the eastern portion of the United States;
•The cost, terms and conditions, and availability of reinsurance;
•Our ability to collect on reinsurance and the solvency of our reinsurers;
•The impact of changes in U.S. trade policies and imposition of tariffs on imports that may lead to higher than anticipated inflationary trends for our loss and loss expenses;
•Related to COVID-19, we have successfully defended against payment of COVID-19-related business interruption losses based on our policies' terms, conditions, and exclusions. However, should the highest courts determine otherwise, our loss and loss expenses may increase, our related reserves may not be adequate, and our financial condition and liquidity may be materially impacted.
•Ongoing wars and conflicts impacting global economic, banking, commodity, and financial markets, exacerbating ongoing economic challenges, including inflation and supply chain disruption, which influences insurance loss costs, premiums, and investment valuations;
•Uncertainties related to insurance premium rate increases and business retention;
•Changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states;
•The effects of data privacy or cyber security laws and regulations on our operations;
•Major defect or failure in our internal controls or information technology and application systems that result in harm to our brand in the marketplace, increased senior executive focus on crisis and reputational management issues, and/or increased expenses, particularly if we experience a significant privacy breach;
•Potential tax or federal financial regulatory reform provisions that could pose certain risks to our operations;
•Our ability to maintain favorable financial ratings, which may include sustainability considerations, from rating agencies, including AM Best, Standard & Poor’s, Moody’s, and Fitch;
•Our entry into new markets and businesses; and
•Other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including our Annual Report on Form 10-K and other periodic reports.

Investor Contact: Brad B. Wilson 973-948-1283 Brad.Wilson@Selective.com	Media Contact: Jamie M. Beal 973-948-1234 Jamie.Beal@Selective.com

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.Selective.com